UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Consent Statement Pursuant To Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Hartman Commercial Properties REIT
(Name of Registrant as Specified In Its Charter)

Allen R. Hartman
Hartman Management, L.P.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

PRELIMINARY COPY - - SUBJECT TO COMPLETION
Allen R. Hartman
Hartman Management, L.P.

Dear Fellow Common Shareholders of Hartman Commercial Properties REIT:

Written consents are being solicited by Allen R. Hartman and Hartman Management, L.P. and not by Hartman Commercial Properties REIT, a Maryland real estate investment trust ("The Hartman REIT" or the "Company"). We are requesting that you act by written consent to remove the current four members of the Company’s current Board of Trustees and to fill the six resulting vacancies with the persons also named below. We are soliciting your written consent to approve the following:

•
the removal without cause of James C. Mastandrea, Chand Vyas, Jack L. Mahaffey, and Chris A. Minton from the Company's Board of Trustees and any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the Board of the Company prior to the effective date of these Proposals to fill any newly-created directorship or vacancy on the Board; and

•
the appointment of Allen R. Hartman, Larry Bouffard, Lynch Butler, Devinder N. Mahajan , John G. Ostroot, and William M. Ramsey, to serve as members of the Board to fill four of the newly-created vacancies and two existing vacancies on Board (the "Nominees");

Each of the two Proposals is conditioned upon the approval by the common shareholders of the Company of the other Proposal. Thus, we will not be seeking the removal of the four persons named above from the Company’s current Board of Trustees, unless the common shareholders also approve the appointment of the Nominees. Our Nominees will actively work to improve the Company's long-term viability and stock price with the leadership of Allen Hartman.

THE NOMINEES, IF APPOINTED, ARE REQUIRED TO ACT IN THE BEST INTEREST OF THE COMPANY'S COMMON SHAREHOLDERS.

WE BELIEVE THAT YOUR VOICE IN THE FUTURE OF THE HARTMAN REIT CAN BEST BE EXPRESSED THROUGH YOUR CONSENT TO THE TWO PROPOSALS OUTLINED ABOVE.

The enclosed consent solicitation statement contains important information concerning our solicitation and our Nominees--please read it carefully.

WE URGE YOU TO PROTECT YOUR INVESTMENT IN THE HARTMAN REIT NOW BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE CONSENT CARD TODAY.

The results of our consent solicitation will be communicated to you by the issuance of a press release. Additionally, in accordance with applicable law, prompt notice of the action taken by consent will be provided to common shareholders who have not executed consents.

Please consent with respect to all shares for which you are entitled to give consent, as set forth on your WHITE consent card, in favor of each Proposal as described in the accompanying consent statement.

If you have any questions about our consent solicitation or need any assistance completing your consent card, please call D.F. King & Co., Inc., who is assisting Hartman Management, toll free at 1-800-628-8532.

Thank you for your support, Allen R. Hartman Hartman Management, L.P.

Houston, Texas
December [  ], 2006

IMPORTANT

PLEASE READ THIS CAREFULLY

1.	If you hold your shares in your own name, please mark, sign, date and mail the enclosed WHITE consent card to D.F. King & Co., Inc in the postage-paid envelope provided.

2.
If your shares are held in the name of a brokerage firm, bank nominees or other institution, only it can execute a consent representing your shares and only on receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a WHITE consent card to be signed representing your shares. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to us in care of D.F. King & Co., Inc so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

If you have any questions or require any assistance in executing your consent, please call:

D. F. KING & CO., INC.
48 WALL STREET, 22ND FLOOR
NEW YORK, NY 10005
Common Shareholders Call Toll-Free: (800) 628-8532

Banks and Brokers Call Collect: (212) 269-5550

PRELIMINARY COPY - - SUBJECT TO COMPLETION
DECEMBER [  ], 2006

CONSENT SOLICITATION STATEMENT
OF
ALLEN R. HARTMAN
HARTMAN MANAGEMENT, L.P.

Allen R. Hartman and Hartman Management, L.P. (collectively, the “Hartman Parties”) are furnishing this Consent Solicitation Statement in connection with their solicitation of written consents from the holders of common shares of beneficial interest in the Company, par value $.001 per share (the "Shares"), of Hartman Commercial Properties REIT, a Maryland real estate investment trust ("The Hartman REIT" or the "Company"), to take the following actions without a common shareholders' meeting in accordance with Maryland REIT law:

•
the removal without cause of James C. Mastandrea, Chand Vyas, Jack L. Mahaffey, and Chris A. Minton from the Company's Board of Trustees and any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the Board of the Company prior to the effective date of these Proposals to fill any newly-created directorship or vacancy on the Board;

•
the appointment of Allen R. Hartman, Larry A. Bouffard, Lynch Butler, Devinder N. Mahajan , John G. Ostroot, and William M. Ramsey, to serve as a member of the Board to fill four of the newly-created vacancies and two existing vacancies on Board (the "Nominees");

Each of the two Proposals is conditioned upon the approval by the common shareholders of the Company of the other Proposal. Thus, we will not be seeking the removal of the four persons named above from the Company’s current Board of Trustees unless the common shareholders also approve the appointment of the Nominees.

Each Proposal will be effective without further action when we deliver to The Hartman REIT properly executed and dated and un-revoked written consents from the holders of a majority of the issued and outstanding Shares on the record date for this solicitation, please see "Consent Procedure" on page 16.

The purpose of the consent solicitation is to remove four directors and to elect six new directors to the Board. The Hartman Parties believe that if the Proposals become effective and the Board is reconstituted as a result, the new Board will be better suited to implement new strategies to maximize shareholder value.

THIS CONSENT SOLICITATION IS BEING MADE BY THE HARTMAN PARTIES AND NOT BY OR ON BEHALF OF THE COMPANY. WE ARE ASKING THE COMMON SHAREHOLDERS OF THE COMPANY TO ACT BY WRITTEN CONSENT WITH RESPECT TO THESE PROPOSALS ON THE ACCOMPANYING WHITE CONSENT CARD.

A consent solicitation such as this allows a company's common shareholders to act by submitting written consents to proposed stockholder actions in lieu of voting in person or by proxy at an annual or special meeting of common shareholders. To be adopted by written consent, each Proposal needs to be approved by the holders of a majority of the outstanding Shares on the record date for the solicitation. For a description of the record date see "Consent Procedure" on page 16.

For the Proposals to be effective, the Company must receive properly completed and duly delivered un-revoked written consents to the Proposals from the holders of a majority of the Shares then outstanding within 60 calendar days of the date of the earliest dated consent delivered to the Company. See "Consent Procedure."

This Consent Solicitation Statement and the related WHITE consent card are first being sent or given on or about December [ ], 2006 to holders of Shares.

We urge you to vote in favor of the Proposals by signing, dating and returning the enclosed WHITE consent card. The failure to sign and return a consent will have the same effect as voting against the Proposals.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION	4

INFORMATION CONCERNING ALLEN R. HARTMAN AND HARTMAN MANAGEMENT, L.P. AND THE NOMINEES	4

ADDITIONAL INFORMATION	12

PROPOSAL NO. 1: REMOVAL OF JAMES C. MASTANDREA, CHAND VYAS, JACK L. MAHAFFEY, AND CHRIS A. MINTON FROM THE COMPANY'S BOARD OF TRUSTEES	13

PROPOSAL NO. 2: ELECTION OF NOMINEES	13

VOTING SECURITIES	15

APPRAISAL RIGHTS	16

SOLICITATION OF CONSENTS	16

CONSENT PROCEDURE	16

REVOCATION PROCEDURE	18

SPECIAL INSTRUCTIONS	18

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION

The following are some of the questions you, as a shareholder, may have and answers to those questions. The following is not meant to be a substitute for the information contained in the remainder of this document, and the information contained below is qualified by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this entire document carefully prior to making any decision on whether to grant any consent hereunder.

Q:	WHO IS MAKING THE SOLICITATION?

A:
In addition to the Nominees (who are Allen R. Hartman, Larry Bouffard, Lynch Butler, Devinder N. Mahajan , John G. Ostroot, and William M. Ramsey the participants in this consent solicitation (the “Participants") are Allen R. Hartman and Hartman Management, L.P.

Allen R. Hartman, age 54, founded the Hartman REIT in 1998 and served as its president, secretary and chairman of the Board of the Company until October 2, 2006, when he was removed from his positions as Chief Executive Officer, Secretary and Chairman of the Board of Trustees of the Company. Mr. Hartman is also the sole limited partner of the Company’s former advisor and property manager, Hartman Management, L.P. (“Hartman Management”), as well as the president, secretary, manager and sole member of the general partner of the Hartman Management. Since 1984, Mr. Hartman, as an individual general partner, has been the sponsor of 18 private limited and general partnerships that have invested in commercial real estate in Houston, San Antonio and Dallas, Texas. Mr. Hartman has over 30 years of experience in the commercial real estate industry.

On August 20, 1998, The Hartman REIT was formed as a real estate investment trust, pursuant to the Texas Real Estate Investment Trust Act, to consolidate and expand the real estate investment strategy of Mr. Hartman in acquiring and managing retail, office/warehouse and office properties. In July 2004, The Hartman REIT changed its state of organization from Texas to Maryland pursuant to a merger of The Hartman REIT directly with and into a Maryland real estate investment trust formed for the sole purpose of the reorganization and the conversion of each outstanding common share of beneficial interest of the Texas entity into 1.42857 common shares of beneficial interest of the Maryland entity (now The Hartman REIT). The Hartman REIT serves as the general partner of Hartman REIT Operating Partnership, L.P. (the “Operating Partnership”), which was formed on December 31, 1998, as a Delaware limited partnership. The Hartman REIT currently conducts substantially all of its operations and activities through the Operating Partnership.

Limited partners in the Operating Partnership holds limited partnership interests (“OP Units”). In connection with the reorganization discussed above, OP Unit holders received 1.42857 OP Units for each OP Unit previously held. Distributions to OP Unit holders are paid at the same rate per unit as dividends per share of The Hartman REIT. OP Units holders have the right to require the Operating Partnership to redeem their OP Units. The redemption price is based upon the market value of the Shares, based upon the closing sales price of the Shares, if traded on a national exchange, or an appraised value, if not so traded. Before any redemption, The Hartman REIT may elect to purchase the OP Units for cash or by delivering Shares at a ratio of one OP Unit for one Share. As of March 31, 2006, there were 14,793,289 OP Units outstanding, of which The Hartman REIT and Mr. Hartman own 8,984,952 and 2,291,859.074 OP Units, respectively.

In addition to his OP Unit ownership, Mr. Hartman is the single largest shareholder in the Company, owning beneficially 301,992.926 Shares (approximately 3.2% of the outstanding Shares). As set forth in the Company’s Proxy Statement, dated May 1, 2006, filed pursuant to Section 14(A) of the Securities Exchange Act of 1934, Mr. Hartman’s economic interest in The Hartman REIT is approximately 22% of the outstanding Shares. Therefore, Mr. Hartman has a substantial congruency of interest with the other shareholders to maximize the long-term value of the Shares.

Since the Company’s formation, Hartman Management has acted as the Company’s advisor and manager of the Company’s day-to-day operations and portfolio of properties. Hartman Management provided the advisory services to The Hartman REIT pursuant to an Advisory Agreement, dated as of August 31, 2004 (the “Advisory Agreement”), and a Property Management Agreement, dated as of September 1, 2004 (the “Management Agreement”). The Company is currently in litigation with Hartman Management and Allen R. Hartman (collectively, “Hartman”) involving the management Agreement and the Advisory Agreement in the litigation styled Hartman Commercial Properties REIT and Hartman REIT Operating Partnership, L.P., Plaintiffs and Counterclaim Defendants vs. Allen R. Hartman and Hartman Management, L.P., Defendants and Counterclaim Plaintiffs, vs. James C. Mastandrea, John J. Dee, Chand Vyas, Jack L. Mahaffey, and Chris A. Minton, Counterclaim Defendants, Cause No. 2006-63041, which lawsuit is pending in the District Court of Harris County, Texas (the “Litigation”). As set forth in the Hartman Parties’ Original Counterclaim filed in the litigation, the Hartman Parties believe that Company did incur material termination penalties and liabilities as a result of the termination of the Property Management Agreement and the Advisory Agreement as well as the conduct subsequent to such termination. A copy of the Hartman’s Original Counterclaim is available online at Hartman Management’s website www.hartmanmgmt.com.

Q:	WHAT ARE YOU ASKING THAT THE COMMON SHAREHOLDERS CONSENT TO?

A:
We are asking you to act by written consent to approve the two Proposals. Proposal 1 seeks to remove four members of the Board of Trustees named in the proposal and Proposal 2 seeks to elect six individuals to fill the four vacancies resulting from Proposal 1 and the two existing vacancies on the Board. Each of the two Proposals is conditioned upon the approval by the common shareholders of the Company of the other Proposal. Thus, we will not be seeking the removal of the four persons named above from the Company’s current Board of Trustees unless the common shareholders also approve the appointment of the six Nominees.

Q:	WHY ARE YOU SOLICITING COMMON SHAREHOLDERS' CONSENT?

A:	We are soliciting your written consent for three reasons:

•
We believe that the current Board as constituted and the current management team, with James C. Mastandrea, as Chairman and Chief Executive Officer (collectively, the “Mastandrea Board”), are not the right trustees to manage The Hartman REIT;

•	We believe that the Mastandrea Board is not pursuing the most effective plan to protect and enhance your investment in The Hartman REIT; and

•	We believe that the long-term strategy formulated by the Hartman Parties is the better alternative to enhance your shareholder value.

Q:	WHY DO YOU BELIEVE THE MASTANDREA BOARD IS NOT THE RIGHT LEADERSHIP TO MANAGE THE HARTMAN REIT?

A:	The following examples from Mr. Mastandrea’s business record, among other things, support our belief:

1.
The Eagle Wings Bankruptcy. Eagle’s Wings Aviation Corporation, an aviation services business, where Mr. Mastandrea served as Chief Executive Officer, was forced into receivership in September 2001 and filed for protection under Chapter 11 of the federal bankruptcy laws, in March 2002.

2.
Mastandrea’s conflicts of interest by concurrently serving as President & CEO of two public companies. The Company’s October 4, 2006 press release provides that “Mr. Mastandrea also currently serves as Chief Executive Officer, President and Chairman of the Board of Paragon Real Estate Equity and Investment Trust (OTC BB: symbol PRLE.OB) (“Paragon”).” Paragon is headquartered in Cleveland, Ohio. The Hartman REIT is headquartered in Houston, Texas. We believe that this situation gives rise to a number of problems:

•	Can Mr. Mastandrea effectively serve as the President and CEO of two public companies located in distant locations at the same time?

•	Did Mr. Mastandrea breach his fiduciary duties of loyalty and care to the Paragon shareholders by taking over management of the Hartman REIT while he was serving as President and CEO of Paragon?

3.	Mastandrea has been compensated to serve as Paragon’s Chairman of the Board, Chief Executive Officer and President until September 29, 2008.

In a Current Report on Form 8-K, dated September 29, 2006, Paragon disclosed the “pre-payment” of Mr. Mastandrea’s services as an officer of Paragon:

James C. Mastandrea, Chairman of the Board, Chief Executive Officer and President of Paragon, signed a Subscription Agreement (the "Mastandrea Subscription Agreement") whereby he will purchase 44,444 restricted shares of Class C Preferred Shares. The consideration for the purchase will be Mr. Mastandrea's services as an officer of Paragon for the period beginning September 29, 2006 and ending September 29, 2008.

Each of the trustees of Paragon, namely Daryl J. Carter, John J. Dee, Daniel G. DeVos, Paul T. Lambert, James C. Mastandrea and Michael T. Oliver, signed a Restricted Share Agreement with Paragon, dated September 29, 2006, to receive a total of 12,500 restricted Class C Preferred Shares as of the date of the Restricted Share Agreement in lieu of receiving fees in cash for service as a trustee for the two years ending September 29, 2008.

(emphasis added)

4.
The Withdrawn Paragon Registration Statement. On January 27, 2006, under Mr. Mastandrea’s leadership, Paragon issued a Press Release, headlined “Paragon Receives Decision from American Stock Exchange.” This Press Release and SEC filings indicate that Paragon filed a registration statement (SEC File No. 333-129219) in October 2005 to raise $100 million in public equity. On January 20, 2006, approximately three months later, without selling any securities, Paragon’s registration statement was withdrawn. Paragon’s failed strategy at being a successful public company is evidenced in an April 12, 2006 Press release regarding Messrs. Mastandrea and John J. Dee’s, a fellow director, employment with Paragon:

The independent trustees of Paragon’s board authorized the modification of the employment agreements of James C. Mastandrea, President and Chief Executive Officer, and John J. Dee, Senior Vice President and Chief Financial Officer. Mr. Mastandrea and Mr. Dee will continue in their current capacities and responsibilities at Paragon though they are no longer required under their respective employment agreements to work exclusively for Paragon….

Mr. Mastandrea commented, “ It has been very challenging and costly to operate Paragon as a public company…While Paragon is still trading on the Over the Counter securities market, we are looking for alternatives for the company.”

5.
The Paragon De-listing. On September 20, 2005, during Mr. Mastandrea’s leadership, Paragon was notified by the American Stock Exchange (“Amex”) that it was not in compliance with the continued listing requirements of Section 1003(a)(iii) of the Amex Company Guide due to shareholders’ equity of less than $6.0 million and losses from continuing operations and net losses in its five most recent years. On or about January 27, 2006, Paragon was de-listed from the Amex.

6.
Paragon’s Market Value. Under Mr. Mastandrea’s stewardship, the market value of Paragon’s stock declined precipitously. From a high of $27.75 during the week of June 9, 2003, Paragon’s shares have declined to $0.51 on November 21, 2006. The following graph illustrates the almost (100%) decline of Paragon stock price during a period in when the S&P 500 Index increased by over 60%:

7.
Paragon’s Losses. Paragon’s Form 10-QSB, for the quarterly period ended September 30, 2006, indicates losses of $(341,144) and $(858,999) for the nine month period ending September 30, 2006 and 2005, respectively.

8.
Paragon Is Now a Corporate Shell. As of November 27, 2006, Paragon’s website http://prgreit.com/ described Paragon as an “an American Stock Exchange-listed real estate company focused on acquiring, owning and operating multi-family and commercial properties. Headquartered in Cleveland, Ohio, the company is driven by a value-added business plan…” However, Note 3, Going Concern, to Paragon’s Form 10-QSB, for the quarterly period ended September 30, 2006, indicates otherwise:

Three independent trustees (signed subscription agreements to purchase 125,000 Class C Convertible Preferred Shares for an aggregate contribution of $500,000 cash to maintain the Company as a corporate shell current in its SEC filings so that it may be used in the future for real estate deals or sold to another company. During the third quarter of 2006, the Company received the first quarterly installment of $125,000 from three trustees for payment of Class C Convertible Preferred Shares. There can be no assurance that we will be able to close a transaction or keep the Company currently filed with the SEC. Even if our management is successful in closing a transaction, investors may not value the transaction in the same manner as we did, and investors may not value the transaction as they would value other transactions or alternatives. Failure to obtain external sources of capital and complete a transaction will materially and adversely affect the Company’s ability to continue operations.

9.
Disgruntled First Union Shareholders Ousted Mastandrea. Mr. Mastandrea was ousted by disgruntled shareholders of First Union Real Estate Equity and Mortgage Investments, where the Schedule 14A Information, which was filed with the Securities and Exchange Commission, provided :

•
“EXPENSES AND SALARIES ARE WAY OUT OF LINE!” First Union “selectively forgets to mention that the stock price of other REITs has increased, unlike the company [i.e. First Union]. Moreover, the Company’s dividend was cut, all while salaries, benefits and other expenses have gone in the opposite direction.”

•
The dissident shareholders proxy Materials details in a section styled “Mr. Mastandrea has Personally Benefitted at the Expense of First Union Shareholders,” through significant option grants, restricted stock awards, “golden parachutes” and Company-paid memberships in several exclusive Cleveland social clubs.

•
Mr. Mastandrea has continued to waste First Union’s “shareholder dollars on a senseless lawsuit.” In the First Union case, Mr. Mastandrea secretly taped a conversation between First Union’s lawyer and a third party. Ordering that the secret tape, a federal magistrate said, that “[i]f a party behaves unethically or unprofessionally” it is not entitled to keep the material.

B:
We believe that the current Board of Trustees has exposed the REIT to significant liability. On October 13, 2006 the Management Agreement was terminated to be effective November 12, 2006. The Board of Directors listed “numerous unresolved issues and conflicts of interest” between Allen R. Hartman, Hartman Management and the Company. However, as set forth in the Hartman Parties’ Counterclaim filed in the Litigation, we believe that Mr. Mastandrea has tortiously interfered with the Hartman Parties’ contractual relationships, breached existing agreements and exposed The Hartman REIT to significant legal liability. The Hartman Parties’counter-claim filed in the Litigation seeks monetary damages for breach of contract of the Advisory Agreement and the Management Agreement, tortious interference with prospective relationships and civil conspiracy. A copy of the Hartman Parties’ Original Counterclaim is available online at www.hartmanmgmt.com.

Q:	WHY DO YOU BELIEVE THE HARTMAN TEAM IS THE BETTER ALTERATIVE?

A:	Our belief is based primarily upon the following three factors:

•	Our extensive history of providing consistent cash returns;

•	Our business strategy; and

•	Our experience.

Q:	WHAT IS YOUR HISTORICAL TRACK RECORD?

Since Allen R. Hartman founded The Hartman REIT in 1998, we have built a business that consists of the ownership of income-producing real properties. We executed a fundamental strategy of regional focus (Texas), diversification by property type and conservative capital management. Our principal objective was to invest in high quality properties in prime locations, then proactively manage, lease and develop with ongoing capital improvement programs to improve their long-term economic performance. We focused on providing The Hartman REIT shareholders with consistent cash distributions and increase their long-term shareholder value through assembling a diversified portfolio quality properties.

1. Consistent Cash Distributions. Under direction of Hartman Management, The Hartman REIT made consistent cash dividend distributions to our shareholders. We concentrated on increasing The Hartman REIT’s income from operations and funds from operations to achieve its objective of paying consistent dividends to its shareholders. The Hartman REIT’s has paid consecutive quarterly dividends to its shareholders for 8 years. Since Allen R. Hartman founded The Hartman REIT in 1998, it made increasing aggregate cash distributions to its shareholders as set forth below:

Per Share dividend distributions to common shareholder have remained consistent, as illustrated below by the graph below:

2. Asset Growth. We have built The Hartman REIT from the ground up. When Mr. Hartman was ousted on October 2, 2006, the Hartman REIT’s portfolio consisted of the following assets:

•	Number of Properties:	37
•	Total Square feet:	3,121,033
•	Number of Tenants:	767
•	Annual Revenue:	$ 32,000,000
•	Market Value:	$ 171,000,000

Q:	WHAT IS YOUR STRATEGY GOING FORWARD?

•
Continue Our Operating Strategy. We will continue the fundamental strategy of regional Texas focus, diversification by property type and conservative capital management. Our principal objective will remain to invest in high quality properties in prime locations, then proactively manage, lease and develop ongoing capital improvement programs to improve their long-term economic performance. We remain committed to providing The Hartman REIT shareholders with consistent cash distributions and increasing their long-term shareholder value through assembling a diversified portfolio of quality properties.

•
Roll-up Hartman Management into the Hartman REIT as a self-managed, self-administered REIT with our new, fully integrated management team. We intend to engage a qualified investment bank to assist in the roll-up of Hartman Management with The Hartman REIT. We intend to form a Special Committee of the Board of Directors to obtain fairness opinions and guidance from its own independent legal and financial advisors to facilitate this process.

•
As The Hartman’s REIT’s Single Largest Shareholder, Allen Hartman Has The Most To Gain From A Strategy That Maximizes Long-Term Shareholder Value And Not Waste Corporate Assets. Allen Hartman owns a beneficially 301,992.926 shares (approximately 3.2% of outstanding Shares) and through the Operating Partnership a potential 22% interest, assuming that only Mr. Hartman’s OP Units are purchased and paid for shares with Shares. As such, Mr. Hartman has a substantial congruency of interest with the other shareholders.

With Mr. Mastandrea owning no notable amount of Common Stock, the current Board strategy has been to raid Hartman Management, breach contractual agreements and expose The Hartman REIT to material legal liability. With the Hartman team in place, the legal battles can be traded for a growth and liquidity strategy. We believe much more can be done to maximize shareholder value and that it is time for immediate change at both the Board and management level. We believe the approval of our Proposals will provide the Company with a Board that is better suited to take decisive steps to maximize shareholder value.

Q:	WHO ARE THE HARTMAN NOMINEES?

A:
The principal occupation and business experience of Allen R. Hartman, Larry Bouffard, Lynch Butler, Devinder N. Mahajan , John G. Ostroot, and William M. Ramsey are set forth under the section entitled "Proposal No. 2 Election of Nominees," which we urge you to read.

Q:	WHO CAN ACT BY WRITTEN CONSENT ON THE PROPOSALS?

A:
Common shareholders on the "record date" for the solicitation are entitled to act by written consent on the Proposals. If the Board of Trustees of the Company sets a record date for common shareholders only common shareholders as of that date are eligible to give written consent. Such date may be the date of the resolution fixing the record date but may not be more then ten days after such resolution. If no record date is fixed by the Board, the date for determining common shareholders entitled to consent shall be the first date on which a signed written consent is delivered to the Company, please see "Consent Procedure" on page 16.

Q:	WHEN IS THE DEADLINE FOR SUBMITTING CONSENTS?

A:
We urge you to sign, date and return your consent card as soon as possible so that the four directors we are seeking to remove are removed and our Nominees can be seated on the Board. In order for our Proposals to be adopted, the Company must receive written unrevoked consents signed by a sufficient number of common shareholders to adopt the Proposals within 60 calendar days of the date of the earliest dated consent delivered to the Company. Because the Proposals will become effective upon our delivery to The Hartman REIT of valid and unrevoked consent cards totaling more than 50% of the outstanding Shares as of the record date, and because this may occur before the expiration of the 60-day period, WE URGE YOU TO ACT PROMPTLY to assure that your vote will count.

Q:	HOW MANY CONSENTS MUST BE GRANTED IN FAVOR OF THE PROPOSALS TO ADOPT THEM?

A:
These Proposals will be adopted and become effective when properly completed, unrevoked consents are signed and dated by the holders of a majority of the Shares outstanding on the record date for the solicitation as set forth in "Consent Procedure" on page 16, provided that such consents are delivered to the Company within 60 calendar days of the date of the earliest dated consent delivered to the Company. The actual number of Shares necessary to approve the Proposals will depend on the number of Shares outstanding on the record date, as set forth in "Consent Procedure" on page 16.

Q:	WHAT SHOULD I DO TO CONSENT?

A:	Sign, date and return the enclosed WHITE consent card today to D.F. King & Co., Inc. in the enclosed postage-paid envelope. For your consent to be valid, your consent card must be signed and dated.

Q:	WHAT SHOULD I DO IF I DECIDE TO REVOKE MY CONSENT?

A:
An executed consent card may be revoked at any time before the action authorized by the executed consent becomes effective by marking, dating, signing and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. A later dated consent card that is properly completed and delivered will revoke any earlier dated consent. The revocation may be delivered to the Hartman Parties, c/o D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005. We will promptly deliver any revocations we receive to the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations of consents be mailed or delivered to D.F. King & Co., Inc. at the address set forth above, so that we will be aware of all revocations and can more accurately determine if and when valid consents of a majority of the outstanding Shares to the Proposals have been received for this consent solicitation.

Q:	WHOM SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A:	Please call D.F. King & Co., Inc. at (800) 628-8532 (toll-free). Banks and brokers may call collect at (212) 269-5550.

WE BELIEVE THE ABOVE INFORMATION DEMONSTRATES THAT JAMES MASTANDREA’S BUSINESS HISTORY IS TAINTED. ALLEN HARTMAN’S HISTORY IS ONE OF EXCELLENT PERFORMANCE AND DISTRIBUTIONS FOR ALL COMPANY SHAREHOLDERS.

TO SUPPORT THE HARTMAN PARTIES, SHAREHOLDERS ARE REQUESTED TO CONSENT TO THE TWO PROPOSALS SET FORTH ON THE ENCLOSED WHITE CONSENT CARD.

INFORMATION ON ALLEN R. HARTMAN,
HARTMAN MANAGEMENT, L.P.
AND OTHER PARTICIPANTS

In addition to the Nominees (who are Allen R. Hartman, Larry A. Bouffard, Lynch Butler, Devinder N. Mahajan , John G. Ostroot, and William M. Ramsey), the participants in this consent solicitation (the “Participants") are Allen R. Hartman and Hartman Management, L.P. Allen R. Hartman, age 54, founded the Hartman REIT in 1998 and served as its Chief Executive Officer, Secretary and Chairman of our Board until October 2, 2006 when he was removed from the Board of Trustees of the Company removed from these positions. Mr. Hartman is also the sole limited partner of the Company’s advisor and property manager, Hartman Management, L.P. (the “Management Company”), as well as the president, secretary, manager and member of the general partner of the Management Company. Since 1984, Mr. Hartman, as an individual general partner, has been the sponsor of 18 private limited and general partnerships that have invested in commercial real estate in Houston, San Antonio and Dallas, Texas. Mr. Hartman has over 30 years of experience in the commercial real estate industry.

Hartman Management was organized as a Texas corporation in 1990 and reorganized as a Texas limited partnership in 2001. Until being improperly terminated without cause in November, 2006, Hartman Management managed the day-to-day operations of the Hartman REIT and its portfolio of properties. As of December 31, 2005, Hartman Management had sponsored or advised private real estate programs that had raised approximately $170 million from approximately 2,596 investors, including investors in The Hartman REIT, and that owned and operated more than 5.8 million square feet of commercial real estate properties.

Except as disclosed in this consent solicitation statement (including the Annexes hereto), the Litigation and in the Company’s Proxy Statement Pursuant To Section 14(A) of the Securities Exchange Act of 1934 (Amendment No. 1), dated May 1, 2006, which information with respect to Allen R. Hartman and Hartman Management is hereby incorporated by reference, none of the Participants, Nominees, nor any of their respective affiliates or associates, directly or indirectly:

•	has had any relationship with the Company in any capacity other than as a shareholder;

•	has any agreement, arrangement or understanding with respect to any future employment by the Company or its affiliates;

•
has any agreement, arrangement or understanding with respect to future transactions to which the Company or any of its affiliates will or may be a party, or have any material interest, direct or indirect, in any transaction that has occurred since January 1, 2005 or any currently proposed transaction, or series of similar transactions, which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000;

•
is, and was not within the past year, party to any contract, arrangement or understandings with any person with respect to any securities of the Company, including but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loans or guarantees of profit, division of losses or profits or the giving or withholding of proxies; or

•	is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material legal proceeding.

AGREEMENTS WITH NOMINEES

Hartman Management, L.P. has entered into a letter agreement (the "Nominee Agreement") with the Nominees: Larry Bouffard, Lynch Butler, Devinder N. Mahajan , John G. Ostroot, and William M. Ramsey. The Nominee Agreement provides, among other things, as follows:

•
Each of the Nominees acknowledge that he has agreed to stand for appointment as a director of the Company in connection with a consent solicitation to remove six directors of the Company and to appoint the Nominees.

•	Hartman Management, L.P. has agreed to pay the costs of the consent solicitation.

•
Hartman Management, L.P. has agreed to indemnify each Nominee from and against any losses incurred by the Nominee arising from any action relating to such Nominee's role as a nominee, absent gross negligence or willful misconduct.

ADDITIONAL INFORMATION

Certain information regarding the securities of The Hartman REIT held by The Company’s Trustees, management and 5% Common shareholders is contained in The Hartman REIT's Proxy Statement, filed on Schedule 14A with the Securities and Exchange Commission on May 1, 2006, and such information is incorporated herein by reference.

IT IS EXPECTED THAT OUR CONSENTS WILL BE DELIVERED TO THE COMPANY ON DECEMBER [ ], 2006.

The reconstituted Board may in the future reduce the Board to eliminate the vacancies resulting from the Proposals or appoint one or more individuals to fill some or all of such vacancies. In that regard, we have not determined what course of action we would propose to the Board. In any event, any such action would have to be taken by the Board consistent with its fiduciary duties to the common shareholders of the Company.

ADOPTION OF THE PROPOSALS IS REQUIRED TO REMOVE FOUR TRUSTEES FROM THE COMPANY'S CURRENT BOARD OF TRUSTEES, TO REPLACE THEM WITH THE NOMINEES TO THE COMPANY'S BOARD OF TRUSTEES. ACCORDINGLY, WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED WHITE CONSENT CARD. FAILURE TO SIGN AND RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING OR ABSTAINING ON THE CONSENT PROPOSALS.

PROPOSAL NO. 1

REMOVAL OF JAMES C. MASTANDREA, CHAND VYAS,
JACK L. MAHAFFEY, AND CHRIS A. MINTON

This Proposal seeks the removal without cause of from the Company's Board of Trustees of James C. Mastandrea, Chand Vyas, Jack L. Mahaffey, and Chris A. Minton and any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the Board of Trustees of the Company prior to the effective date of these Proposals to fill any newly-created directorship or vacancy on the Board. This is intended to address the possibility that the current directors might try to add directors to the Board who are aligned with them.

Each of the two Proposals is conditioned upon the approval by the common shareholders of the Company of the other Proposal. Thus, we will not be seeking the removal of the four persons named above unless the common shareholders also approve the appointment of the Nominees.

WE URGE YOU TO APPROVE THE
REMOVAL OF FOUR OF THE COMPANY'S TRUSTEES.

PROPOSAL NO. 2

ELECTION OF NOMINEES

Proposal 2 seeks to appoint Allen R. Hartman, Larry A. Bouffard, Lynch Butler, Devinder N. Mahajan, John G. Ostroot, and William M. Ramsey to serve as member sof the Board to fill the newly-created vacancies. Allen R. Hartman, Larry A. Bouffard, Lynch Butler, Devinder N. Mahajan, John G. Ostroot, and William M. Ramsey have consented to being named as Nominees and to serve as trustees, if appointed. If appointed, such Nominees will serve until the next annual meeting of the Company's common shareholders, and until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal.

Each of the two Proposals is conditioned upon the approval by the common shareholders of the Company of the other Proposal. Thus, we will not be seeking the removal of the four persons named above from the Company’s current Board of trustees unless the common shareholders also approve the appointment of the Nominees.

NOMINEES

Allen R. Hartman, age 54, founded the Hartman REIT in 1998 and served as its president, secretary and chairman of our Board until October 2, 2006 when he was removed from the Board of Trustees of the Company removed from his positions as Chief Executive Officer, Secretary and Chairman of the Board of Trustees of the Company. Mr. Hartman is also the sole limited partner of the Company’s former advisor and property manager, Hartman Management, L.P. (the “Management Company”), as well as the president, secretary, manager and sole member of the general partner of the Management Company. Since 1984, Mr. Hartman, as an individual general partner, has been the sponsor of 18 private limited and general partnerships that have invested in commercial real estate in Houston, San Antonio and Dallas, Texas.

Lynch Butler, age 63, recently retired as Vice-Chairman of Simmons Foods, a privately-held poultry company with approximately $450 million in annual sales and 4,500 employees, after 34 years of employment. Mr. Butler’s past service includes President of Arkansas Poultry Federation, Siloam Springs Chamber of Commerce, Siloam Springs Memorial Hospital Board. He was honored as “Man of the Year” in 1992 by the Arkansas Poultry Federation. Mr. Butler was appointed by Governor Mike Huckabee to Arkansas Workforce Board, Arkansas Soil and Water Commission, and to the Arkansas-Oklahoma Compact Commission. Mr. Butler is currently serving on Board of Directors of Simmons Foods, Arvest Bank of Siloam Springs, a privately-held bank, Northwest Arkansas Regional Airport, and Finance Committee and Trustee of Harvard Avenue Baptist Church.

Larry A. Bouffard, age 64, has been retired since 1998. From 1973 until he retired in 1998, Mr. Bouffard served as Senior Vice President and Chief Financial Officer of TCB Inc. (Turner, Collie & Branden Inc.), a civil engineering consulting firm. Mr. Bouffard is a retired member of the Texas Society of Certified Public Accountants and holds a Bachelors of Business Administration and a Masters of Business Administration from Pepperdine University.

Devinder N. Mahajan, 70, has been serving as President of Mahahan Enterprises, a privately-held concern that owns real estate since 1999. For 24 years prior to his retirement in 1999 from the Dow Chemical Company, Mr. Mahajan supervised the design and construction of multi-million chemical plants for the Dow Chemical Company around the world. Mr. Devinder holds a bachelors degree in Civil Engineering and a Masters Degree in Structural Engineering from the University of Michigan.

John G. Ostroot, 61, was president of EGC Corporation and 3P USA Inc., subsidiaries of Plastic Omnium, Inc., a French-owned global leader in the processing of fluoropolymers and other high-performance resins plastics, from September 1994 until he retired in January 2000. After his retirement at 3P USA, Mr. Ostroot assumed a leadership role with the Fluoropolymers Division of the Society of Plastics Industries, a trade organization, consisting of processors and suppliers of fluoropolymer resin, headquartered in Washington, D.C. Presently, Mr. Ostroot is serving on the Fluoropolymers Division Executive Committee as Past Chairman. In April 2005, Mr. Ostroot received the Whitney Bro Lifetime Achievement Award from the DuPont Company for his more than 45 years in the Fluoropolymrer industry. Mr. Ostroot holds a Bachelors degree in Chemical Engineering from the University of Minnesota.

William M. Ramsey, 50, has been the President and owner of WMR Realty Investment, LLC, a privately-held concern focused on boat and recreational vehicle storage facilities and executive real estate leasing and management since 1998. From 1983 until 1998, Mr. Ramsey worked in various senior management positions with Compaq Computer Corporation, a global computer technology company. While at Compaq, Mr. Ramsey held various senior management positions, including Vice President, Worldwide Manufacturing Operations, Vice President, North & Latin American Operations, and Vice president, Corporate Procurement and enjoyed senior management responsibility for more than 8,000 employees. During his tenure with Compaq, Mr. Ramsey served on the Board of Directors of Compaq China and Compaq Brazil, two subsidiaries of Compaq. Mr. Ramsey has a BS, Industrial Engineering degree from the Pennsylvania State University.

THE ABOVE INFORMATION HAS BEEN FURNISHED TO US BY THE RESPECTIVE NOMINEES. WE URGE YOU TO CONSENT TO THE APPOINTMENT OF THE NOMINEES.

VOTING SECURITIES

The Shares constitute the voting securities of the Company for purposes of this consent solicitation. According to the Company's latest Schedule 14A dated May 1, 2006, the Company had 9,476,788 common shares of beneficial interest issued and outstanding. Each common share of beneficial interest is entitled to one vote.

APPRAISAL RIGHTS

The Company's common shareholders are not entitled to appraisal rights in connection with these Proposals under Maryland REIT Law.

SOLICITATION OF CONSENTS

The members and agents of the Hartman Parties and the Nominees may solicit consents. Consents will be solicited by mail, advertisement, telephone, facsimile, other electronic means and in person. None of those persons will receive additional compensation for their solicitation efforts.

In addition, we have retained D.F. King & Co., Inc. ("D.F. King") to assist in this consent solicitation, for which services D.F. King will be paid a fee up to $47,000. D.F. King will also be reimbursed for its reasonable out-of-pocket expenses. We have also agreed to indemnify D.F. King against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. It is anticipated that between 75 to 100 persons will be employed by D.F. King to solicit common shareholders.

Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of Shares. We will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

Our estimate of the total cost to be incurred in connection with this consent solicitation, [other than any severance or employment related costs] described below, is $[ ]. To date, $50,000 has been incurred in connection with this consent solicitation. We will bear the costs of this consent solicitation. Costs related to the solicitation of consents may include expenditures for attorneys, investment bankers, accountants, printing, advertising, postage and related expenses and fees.

CONSENT PROCEDURE

Section 8-205(a) of the Maryland REIT law, Removal of trustee, expressly authorizes the removal of a trustee, with or without cause, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote, by providing:

General authority to remove with or without cause. The shareholders of a real estate investment trust may remove any trustee, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of trustees…

Consistent with Section 8-205 of the Maryland REIT law, the Hartman Commercial Properties REIT, Articles of Amendment and Restatement Declaration of Trust, dated July 28, 2004 (the “Trust Declaration”), provides in pertinent part as follows:

Section 8.7. Resignation, Removal or Death. … A Trustee may be removed from office with or without cause only at a meeting of the Shareholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote generally in the election of Trustees, subject to the rights of any Preferred Shares to vote for such Trustees. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a Trustee should be removed.

With respect to shareholder action without a meeting, the Trust Declaration provides, in pertinent part, that as follows:

Section 12.6. Action by Shareholders without a Meeting. The Bylaws may provide that any action required or permitted to be taken by the Shareholders may be taken without a meeting by the written consent of the Shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, the Declaration of Trust or the Bylaws, as the case may be.

In this regard, the Bylaws of the Hartman Commercial Properties REIT, expressly authorizes any action required or permitted to be taken at a meeting of shareholders can be taken by written consent without a meeting, by providing:

Section 13. WRITTEN CONSENT BY SHAREHOLDERS. Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth such action, is signed by shareholders entitled to cast a sufficient number of votes to approve the matter, as required by statute, the Declaration of Trust or these Bylaws, and such consent is filed with the minutes of proceedings of the shareholders.

Section 12.2, Voting Rights of Shareholders, provide.

Subject to the provisions of any class or series of Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters: (a) election or removal of Trustees, without the necessity for concurrence by the Board, as provided in Sections 12.1, 8.5 and 8.7 hereof

If your Shares are registered in your own name, please sign, date and mail the enclosed WHITE consent card to Hartman Management, c/o D.F. King & Co., Inc. in the post-paid envelope provided. If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE consent card with respect to your Shares and only on receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for a WHITE consent card to be signed representing your Shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Hartman Management c/o D.F. King & Co., Inc. so we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

We intend to have the record date established as December [ ], 2006. We intend to solicit Shareholders who owned Shares of beneficial interest at the close of business on December [ ], 2006. If the Board of Trustees refuses to establish the record date, the record date will be the date that the first consents are delivered to The Hartman REIT. As of the close of business on April 1, 2006, The Hartman REIT had 9,476,788 Shares issued and outstanding. Each Share is entitled to one vote.

If you have any questions or require any assistance in executing your consent, please call: D.F. King & Co., Inc. at (800) 628-8532. Banks and brokers may call collect at (212) 269-5550.

If the Proposals become effective as a result of this consent solicitation, prompt notice will be given under to common shareholders who have not executed consents.

We will bear the costs of this consent solicitation. The consents are being solicited in accordance with applicable provisions of the Maryland REIT Law, the Company’s Bylaws and Trust Declaration. Requisite consents must be delivered to the Company within 60 days of the earliest dated consent delivered to the Company.

REVOCATION PROCEDURE

An executed consent card may be revoked at any time by properly marking, dating, signing and delivering a written revocation before the time that the action authorized by the previously executed consent becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a later dated consent card that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to the Company or to Hartman Management, c/o D.F. King & Co., Inc. at 48 Wall Street, New York, NY 10005. We will promptly transmit all revocations to the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations of consents be mailed or delivered to D.F. King & Co., Inc. at the address set forth above, so that we will be aware of all revocations and can more accurately determine if and when valid consents of a majority of the outstanding Shares to the Proposals have been received for this consent solicitation.

SPECIAL INSTRUCTIONS

If you were a holder of record of the Shares on the first date on which a signed written consent setting forth the action proposed to be taken is delivered to the Company, you may elect to consent to, withhold consent to or abstain with respect to each Proposal by marking the "CONSENT," "WITHHOLD CONSENT" or "ABSTAIN" box, as applicable, underneath each Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the enclosed post-paid envelope. In addition, you may withhold consent to the removal of any individual director or the election of any individual Nominee by writing that person's name on the consent card.

Each of the two Proposals is conditioned upon the approval by the common shareholders of the Company of the other Proposal. Thus, we will not be seeking the removal of the four persons named above unless the common shareholders also approve the appointment of the Nominees.

IF A SHAREHOLDER EXECUTES AND DELIVERS A WHITE CONSENT CARD, BUT DOES NOT CHECK A BOX MARKED "CONSENT," "WITHHOLD CONSENT" OR "ABSTAIN" FOR A PROPOSAL, THAT SHAREHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THAT PROPOSAL, EXCEPT THAT THE SHAREHOLDER WILL NOT BE DEEMED TO CONSENT TO EITHER 1) THE REMOVAL OF ANY TRUTEE WHOSE NAME IS WRITTEN IN THE SPACE THE APPLICABLE INSTRUCTION TO THE REMOVAL PROPOSAL PROVIDES ON THE CARD OR 2) THE ELECTION OF THE NOMINEE WHOSE NAME IS WRITTEN IN THE SPACE THE APPLICABLE INSTRUCTION TO THE ELECTION PROPOSAL PROVIDES ON THE CARD.

YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IT IN THE ENCLOSED POST-PAID ENVELOPE PROMPTLY. YOU MUST DATE YOUR CONSENT IN ORDER FOR IT TO BE VALID. FAILURE TO SIGN, DATE AND RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent with respect to those Shares and only on receipt of specific instructions from you. Thus, you should contact the person responsible for your account and give instructions for the WHITE consent card to be signed representing your Shares. You should confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Hartman Management C/O D.F. KING & CO., INC., 48 WALL STREET, NEW YORK, NY 10005, so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

If you have any questions or require any assistance in executing your consent, please call:

D. F. KING & CO., INC.
48 WALL STREET, 22ND FLOOR
NEW YORK, NY 10005
COMMON SHAREHOLDERS CALL TOLL-FREE: (800) 628-8532

BANKS AND BROKERS CALL COLLECT: (212) 269-5550

Dated: December [ ], 2006

ANNEX I

In the last two years the Hartman Parties have purchased or sold the following securities of the Company.

Allen R. Hartman:

BUY/SELL	DATE	AMOUNT

BUY	08/16/2006	1,000
	09/02/2006	30,989.498

[FORM OF CONSENT CARD]

CONSENT OF COMMON SHAREHOLDERS OF THE
HARTMAN COMMERCIAL PROPERTIES REIT TO ACTION WITHOUT A MEETING

THIS CONSENT IS SOLICITED BY
ALLEN R. HARTMAN AND HARTMAN MANAGEMENT, L.P.

Unless otherwise indicated below, the undersigned, a shareholder of record of THE HARTMAN COMMERCIAL PROPERTIES REIT (the "Company") on December [ ], 2006, hereby consents pursuant to the Maryland REIT Law, the Company’s Bylaws and Trust Declaration with respect to all consents from the holders of common shares of beneficial interest in the Company, par value $.001 per share (the "Shares"), held by the undersigned to the taking of the following actions without a meeting of the common shareholders of the Company.

IF NO BOX IS MARKED FOR PROPOSAL 1 AND THIS CARD IS PROPERLY SIGNED, DATED AND DELIVERED, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY CURRENT DIRECTOR OR TO THE ELECTION OF ANY NOMINEE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED.

ALLEN R. HARTMAN AND HARTMAN MANAGEMENT, L.P. RECOMMEND THAT YOU CONSENT TO PROPOSALS 1 and 2 BELOW.

1.
The removal without cause of James C. Mastandrea, Chand Vyas, Jack L. Mahaffey, and Chris A. Minton from the Company's Board of Trustees and any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the Board of the Company prior to the effective date of these Proposals to fill any newly-created directorship or vacancy on the Board;

☐	☐	☐
Consent	Withhold Consent	Abstain

INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE REMOVAL OF ALL THE ABOVE-NAMED DIRECTORS, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO APPROVE THE REMOVAL OF CERTAIN OF THE ABOVE-NAMED PERSONS, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH REMOVED IN THE FOLLOWING SPACE:

WITHOLDING OR ABSTAINING ON THIS PROPOSAL WILL HAVE THE SAME EFFECT AS NOT CONSENTING

2.
The appointment of Allen R. Hartman, Larry A. Bouffard, Lynch Butler, Devinder N. Mahajan, John G. Ostroot, and William M. Ramsey to serve as members of the Board to fill four of the newly-created vacancies and two existing vacancies on the Board (the "Nominees");

☐	☐	☐
Consent	Withhold Consent	Abstain

2

INSTRUCTION: TO CONSENT, \WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE ELECTION OF ALL THE ABOVE-NAMED PERSONS, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO APPROVE THE APPOINTMENT OF CERTAIN OF THE ABOVE-NAMED PERSONS, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX IN PROPOSAL NO. 2 ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE FOLLOWING SPACE:

Each of the two Proposals is conditioned upon the approval by the common shareholders of the Company of the other Proposal. Thus, we will not be seeking the removal of the four persons named above unless the common shareholders also approve the appointment of the Nominees.

WITHOLDING OR ABSTAINING ON THESE PROPOSALS WILL HAVE THE SAME EFFECT AS NOT CONSENTING (IN THE ABSENCE OF DISSENT OR ABSTENTION BEING INDICATED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE. )

FOR YOUR CONSENT TO BE VALID, IT MUST BE MARKED, SIGNED AND DATED.

Date: December ___, 2006

Signature  ______________________________________

Signature (if held jointly)  __________________________

Title(s):  _______________________________________

Please sign exactly as name appears on stock certificates or on label affixed hereto. When shares are held by joint tenants, both should sign and date. In case of joint owners, EACH joint owner should sign and date. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

THIS SOLICITATION IS BEING MADE BY ALLEN R. HARTMAN AND HARTMAN MANAGEMENT AND NOT ON BEHALF OF THE COMPANY.

PLEASE SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.